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Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-194345

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.000% Senior Notes due 2020	$749,265,000	$75,451

4.125% Senior Notes due 2025	$749,685,000	$75,494

Total	$1,498,950,000	$150,945

(1)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated March 6, 2014)

$1,500,000,000

Mead Johnson Nutrition Company

$750,000,000 3.000% Senior Notes due 2020

$750,000,000 4.125% Senior Notes due 2025

        We are offering $750 million aggregate principal amount of 3.000% senior notes due 2020 and $750 million aggregate principal amount of 4.125% senior notes due 2025. We use the term "notes" to refer to the notes due 2020 and the notes due 2025. Interest on the notes is payable on May 15 and November 15 of each year, beginning on May 15, 2016. The notes due 2020 will mature on November 15, 2020 and the notes due 2025 will mature on November 15, 2025. We may redeem all or any portion of the notes of either series at any time at the redemption prices described under the caption "Description of Notes—Optional Redemption." If a change of control triggering event as described in this prospectus supplement occurs, we will be required to offer to purchase the notes from the holders. See "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event."

        The notes will be our senior obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

        Investing in the notes involves risks. See "Risk Factors" on page S-2 of this prospectus supplement.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount	Proceeds, before expenses, to Mead Johnson Nutrition Company

Per 2020 Note	99.902%	0.600%	99.302%

Total	$749,265,000	$4,500,000	$744,765,000

Per 2025 Note	99.958%	0.650%	99.308%

Total	$749,685,000	$4,875,000	$744,810,000

        The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from November 3, 2015 and must be paid by the purchaser if the notes are delivered after November 3, 2015.

        The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

        The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on November 3, 2015.

Joint Book-Running Managers
Citigroup	J.P. Morgan	Morgan Stanley
Co-Managers
BofA Merrill Lynch	HSBC	MUFG

October 29, 2015

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the "SEC"). We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. The accompanying prospectus also incorporates by reference documents that are described under "Incorporation By Reference" in that prospectus. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Incorporation By Reference" in the accompanying prospectus.

MEAD JOHNSON NUTRITION COMPANY

        Our principal executive offices are located at 2701 Patriot Blvd., Glenview, Illinois 60026, and our telephone number is (847) 832-2420. We maintain a website at www.meadjohnson.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. Unless the context requires otherwise, the terms "Company," "Mead Johnson," "we," "us" and "our" refer to Mead Johnson Nutrition Company together with its subsidiaries.

 RISK FACTORS

        An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference in the accompanying prospectus.

         There is no established trading market for the notes.

        The notes of each series will constitute a new issue of securities with no established trading market. A trading market for the notes may not develop. If a market does develop, it may not provide you the ability to sell your notes. Further, you may not be able to sell your notes at a favorable price or at all. If a market does develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

         The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact the holders of the notes.

        We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional debt. Although the indenture governing the notes limits our ability to issue secured debt without also securing the notes and to enter into sale and leaseback transactions, these limitations are subject to a number of exceptions. See "Description of Our Debt Securities—Certain Covenants."

         Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us.

        The notes are obligations exclusively of Mead Johnson Nutrition Company. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will effectively be subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of September 30, 2015, our subsidiaries had approximately $1.5 billion of liabilities. The indenture governing the notes does not limit our subsidiaries' ability to incur or guarantee additional indebtedness.

         We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

        We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as described under "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event." However, we may not have sufficient funds or other financial resources to repurchase the notes at such time. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes and the Indenture.

 USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $1,487 million after deduction of expenses and the underwriting discounts. We intend to use the net proceeds from this offering to repay indebtedness incurred pursuant to the $1 billion term loan facility entered into by us on October 21, 2015. The indebtedness, which currently bears interest at a rate of approximately 1.32% per annum and matures April 21, 2016, was incurred to finance the repurchase of our common stock.

        Affiliates of certain of the underwriters are lenders under the term loan facility and as such will receive their pro rata share of the amounts used from the net proceeds of this offering to repay indebtedness under such facility. See "Underwriting (Conflicts of Interest)."

        The remainder of the net proceeds from this offering will be used for general corporate purposes. Pending the use of the net proceeds for these purposes, we may temporarily invest all or a portion of the net proceeds in short-term, investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

        Set forth below are our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2015 and for the fiscal years ended 2014, 2013, 2012, 2011 and 2010.

	Nine months ended September 30, 2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	13.3x	12.7x	13.6x	10.7x	10.6x	11.7x

DESCRIPTION OF NOTES

        We will issue each of the $750 million aggregate principal amount of 3.000% senior notes due 2020 and the $750 million aggregate principal amount of 4.125% senior notes due 2025 as a separate series of debt securities under our Indenture, dated as of November 1, 2009 (as amended, modified or supplemented from time to time, the "Indenture"), by and between Mead Johnson Nutrition Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the "trustee").

        The following description of certain provisions of the notes and of the Indenture is a summary and is subject to, and qualified in its entirety by reference to, the accompanying prospectus and the Indenture. Not all the defined terms used in this prospectus supplement are defined here, and you should refer to the accompanying prospectus or Indenture for the definitions of such terms. This description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the notes and the Indenture in the accompanying prospectus under the heading "Description of Our Debt Securities," to which we refer you.

General

        The notes due 2020 will:

  •
  be our senior unsecured unsubordinated obligations;

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  rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness outstanding from time to time;

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  be initially limited to $750 million aggregate principal amount;

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  be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

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  mature on November 15, 2020; and

  •
  bear interest at the rate per annum shown on the front cover of this prospectus supplement.

        The notes due 2025 will:

  •
  be our senior unsecured unsubordinated obligations;

  •
  rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness outstanding from time to time;

  •
  be initially limited to $750 million aggregate principal amount;

  •
  be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

  •
  mature on November 15, 2025; and

  •
  bear interest at the rate per annum shown on the front cover of this prospectus supplement.

        The Indenture does not limit the aggregate principal amount of debt securities which we may issue thereunder. We may, from time to time, without notice to or the consent of the holders of the notes of either series: create and issue additional debt securities ranking equally and ratably with the notes of either series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with the notes of such series; provided that if the additional debt securities are not fungible with the notes of such series for United States federal income tax purposes, the additional debt securities will have a separate CUSIP number.

        Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will accrue from the issue date of the notes and will be payable semi-annually on May 15 and November 15, beginning May 15, 2016, to the persons in whose names the notes are registered at the close of business on May 1 or November 1, as the case may be, next preceding such May 15 or November 15.

        The notes are not entitled to any mandatory redemption or sinking fund payments.

        The notes are obligations exclusively of Mead Johnson Nutrition Company. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. See "Risk Factors—Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us."

Optional Redemption

        The notes due 2020, at any time prior to their maturity date, and the notes due 2025, at any time prior to the date that is three months prior to their maturity date, will be redeemable, at our option, in whole or in part at any time and from time to time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

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  the sum of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption), discounted to their present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points in the case of the notes due 2020 and 30 basis points in the case of the notes due 2025, plus accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

        On or after the date that is three months prior to their maturity date, the notes due 2025 will be redeemable, at our option in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable series of notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such series of notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers who we appoint.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC and their respective successors and, at our option, additional Primary Treasury Dealers; provided however that if any of the foregoing ceases to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        If we choose to redeem less than all of the notes while the notes are issued in the form of global notes, the particular notes to be redeemed shall be selected by The Depository Trust Company ("DTC"). See "Description of Our Debt Securities—Book-Entry Securities" in the accompanying prospectus. In all other cases, the trustee will select the notes to be redeemed by such method as the trustee shall deem appropriate not more than 45 days prior to the redemption date.

Offer to Purchase Upon Change of Control Triggering Event

        If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the "change of control offer") to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes on the terms set forth in the notes and the Indenture. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the "change of control payment"). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be delivered to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the "change of control payment date"). The notice will, if delivered prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

        On the change of control payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

  •
  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

        If a change of control offer is made, there can be no assurance that we will have available funds sufficient to make the change of control payment for all of the notes that may be tendered for repurchase. See "Risk Factors—We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes."

        For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

        "Change of control" means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more "persons" (as that term is defined in the Indenture), other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our board of directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to be a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

        "Change of control triggering event" means the occurrence of both a change of control and a rating event.

        "Continuing director" means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Investment grade rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

        "Moody's" means Moody's Investors Service, Inc.

        "Rating agencies" means (1) each of Moody's and S&P, and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Rating event" means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Voting stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of "all or substantially all" of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder's notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

        Under clause (3) of the definition of "change of control" described above, a change of control will occur when a majority of our board of directors are not "continuing directors." In a decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as "continuing directors" solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. The foregoing holding would permit our board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest while endorsing its own slate instead, and the ultimate election of such dissident slate would not constitute a change of control that, together with the occurrence of a rating event, could trigger your right to require us to repurchase your notes as described above.

Book-entry, delivery and form

        We have provided the following descriptions of the operations and procedures of DTC, Clearstream Banking, société anonyme ("Clearstream") and Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") solely as a matter of convenience. Neither we nor the trustee take any responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems are subject to change from time to time.

        The notes will initially be represented in definitive global form, and registered in the name of DTC or its nominee, Cede & Co. You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream's or Euroclear's names on the books of their respective depositaries, which in turn will hold those positions in customers' securities accounts in the depositaries' names on the books of DTC. J.P. Morgan Chase Bank, N.A. will act as depositary for Clearstream and for Euroclear.

        Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.

        Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary based on present law of the material United States federal income tax considerations relating to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed, perhaps retroactively, and are subject to different interpretations, so the United States federal income tax consequences may be different from those described herein. This summary applies only to beneficial owners of the notes who hold the notes as capital assets (generally, property held for investment) and who acquire the notes for cash in the original offering of the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a beneficial owner's particular circumstances or of special rules, such as those that apply to beneficial owners subject to the alternative minimum tax, banks and other financial institutions, tax-exempt organizations, insurance companies, dealers or traders in securities or commodities, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose "functional currency" is not the United States dollar, certain former citizens or former long-term residents of the United States, foreign governments or international organizations, persons who will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction or integrated transaction, or partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes) or other pass-through entities or investors in such entities. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds the notes, then the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership considering the purchase of notes should consult its tax advisor as to its tax consequences. We have not sought any ruling from the IRS or opinion of counsel with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with and not challenge these statements and conclusions. Prospective investors should seek their own advice based on their particular circumstances from an independent tax advisor.

United States Holders

        As used in this discussion, "United States Holder" means a beneficial owner of notes that for United States federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any political subdivision or state thereof, or the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) if its administration is subject to the primary supervision of a court within the United States and one or more "United States persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of interest

        Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

Disposition of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, you generally will recognize capital gain or loss equal to the difference between:

  •
  the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the notes that you have not previously included in income, which will generally be taxable as ordinary income); and

  •
  your adjusted tax basis in the notes.

        Your adjusted tax basis in a note generally will equal the cost of the note to you. Any gain or loss that is recognized on the disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year at the time of disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at reduced rates. Your ability to deduct capital losses is subject to certain limitations.

Payments upon early redemptions and other circumstances

        In certain circumstances (see "Description of Notes—Optional Redemption" and "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event."), we may be entitled or obligated to redeem the notes before their stated maturity date or obligated to pay you additional amounts in excess of stated interest or principal on the notes. We do not intend to treat the potential redemption or payment of any such amounts as causing the notes to be treated as contingent payment debt instruments under applicable Treasury Regulations based in part on certain assumptions regarding the likelihood, as of the date of the issuance of the notes, that such additional amounts will be paid. Assuming such position is respected, any amounts paid to you pursuant to any such redemption or repurchase, as applicable, would be taxable as described in "—United States Holders—Disposition of the Notes," in accordance with your method of accounting for United States federal income tax purposes. In all such instances, our position is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, you might be required to accrue income on the notes at a higher yield and to treat as ordinary income (rather than capital gain) any income realized on the taxable disposition of a note before the resolution of the contingencies.

Tax on Net Investment Income

        Recently enacted legislation generally imposes a tax of 3.8% on the "net investment income" of certain individuals, trusts and estates. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property (such as a note), less certain deductions. You should consult your own tax advisor regarding the possible implications of this legislation in your particular circumstances.

Information reporting and backup withholding

        In general, information reporting is required as to certain payments of interest on the notes and on the proceeds of a disposition of the notes unless you are a corporation or other exempt person and, if requested, certify such status. In addition, you will be subject to backup withholding on payments made to you of principal and interest on your note and to payments of proceeds of a sale or other disposition of your note if you are not exempt, you fail to properly furnish a correct taxpayer identification number (which, for an individual, is ordinarily his or her social security number) certified under penalties of perjury, or if the IRS has notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

        As used in this discussion, "non-United States Holder" means any beneficial owner of the notes that is an individual, corporation, estate or trust that is not a United States Holder. The rules governing the United States federal income taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of certain of those rules.

NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND OTHER TAX LAWS, AS WELL AS FOREIGN TAX LAWS, INCLUDING ANY REPORTING REQUIREMENTS AND THEIR ENTITLEMENTS TO BENEFITS UNDER ANY APPLICABLE INCOME TAX TREATY.

Payments of interest

        Subject to the discussions below concerning backup withholding and FATCA, interest on the notes will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with your conduct of a trade or business in the United States and if you qualify for the "portfolio interest" exemption. You will qualify for the portfolio interest exemption if you:

  •
  do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

  •
  are not a controlled foreign corporation related to us, directly or indirectly, actually or constructively, through stock ownership;

  •
  are not a bank whose receipt of interest on the notes is interest received pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  appropriately certify as to your foreign status.

        You may generally meet the certification requirement listed above by providing to us or our agent a properly completed IRS Form W-8BEN or other applicable IRS Form W-8. If the portfolio interest exemption is not available to you, then payments of interest on the notes will be subject to United States federal withholding tax at a rate of 30% unless you certify on IRS Form W-8BEN or other applicable IRS Form W-8 as to your eligibility for a lower rate under an applicable income tax treaty.

        Interest that is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States) is not subject to withholding tax if you provide a properly completed IRS Form W-8ECI. However, you generally will be subject to United States federal income tax on such interest on a net income basis at graduated rates applicable to United States persons. In addition, if you are a foreign corporation you may incur a branch profits tax on such interest equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence.

Disposition of the Notes

        Subject to the discussions below concerning backup withholding and FATCA, you generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest under the rules discussed above in "—Non-United States Holders—Payments of interest") unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), in which case you generally will be subject to United States federal income tax with respect to such gain in the same manner as a United States person, and if you are a foreign corporation, you may incur a branch profits tax at a rate of 30% (or a lower applicable treaty rate) of your effectively connected earnings and profits, which will include such gain; or

  •
  you are an individual present in the United States for 183 days or more in the taxable year in which such disposition occurs and certain other conditions are met, in which case you will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate) on the gain, which may be offset by United States source capital losses, provided you have timely filed United States federal income tax returns with respect to such losses.

Information reporting and backup withholding

        Payments to you of interest on the notes (including amounts withheld from such payments, if any) generally will be required to be reported to the IRS and to you. Copies of the information returns filed with the IRS may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside or are established. United States backup withholding generally will not apply to payments to you of interest on the notes if the statement described in "—Non-United States Holders—Payments of interest" is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

        Payment of the proceeds of a sale or other taxable disposition of the notes effected by the United States office of a United States or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of the notes effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of the notes effected outside the United States by such a broker if it has certain connections to the United States.

        Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

        Pursuant to legislation commonly referred to as "FATCA" and regulations promulgated thereunder, payments to foreign entities of interest on and the gross proceeds of dispositions of debt obligations of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Accordingly, withholding under FATCA generally will apply to payments of interest on the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds of a sale or other disposition of notes occurring before January 1, 2019. You should consult your tax advisor regarding the possible effect of this withholding tax on your investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

        Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Name	Principal amount of notes due 2020	Principal amount of notes due 2025
J.P. Morgan Securities LLC	$262,500,000	$262,500,000
Citigroup Global Markets Inc.	$243,750,000	$243,750,000
Morgan Stanley & Co. LLC	$131,250,000	$131,250,000
HSBC Securities (USA) Inc.	$37,500,000	$37,500,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$37,500,000	$37,500,000
Mitsubishi UFJ Securities (USA), Inc.	$37,500,000	$37,500,000

Total	$750,000,000	$750,000,000

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may also be increased or the offer terminated.

        The underwriters initially propose to offer the notes to the public at the offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.350% of the principal amount of the notes due 2020 and 0.400% of the principal amount of the notes due 2025. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.200% of the principal amount of the notes due 2020 and 0.250% of the principal amount of the notes due 2025 to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

        The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount for the notes due 2020	0.600%	$4,500,000
Underwriting discount for the notes due 2025	0.650%	$4,875,000

        Expenses associated with this offering to be paid by us, other than the underwriting discounts, are estimated to be approximately $2.2 million.

        We and the underwriters have also agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

        The notes of each series are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

        In addition, certain underwriters or their respective affiliates are lenders and/or agents under our $500.0 million revolving credit facility and affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the lenders under our $1 billion term loan facility, which we intend to repay with the proceeds of this offering.

Conflicts of Interest

        As described in "Use of Proceeds," we intend to use the net proceeds from this offering to repay amounts outstanding under the term loan facility in full. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no "qualified independent underwriter" is required because the notes offered are investment grade rated, as that term is defined in the rule.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

  Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  United Kingdom

        Each representative has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

  Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

        The validity of the notes being offered hereby will be passed upon by Mayer Brown LLP, Chicago, Illinois, on behalf of the Company. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in the accompanying prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Mead Johnson Nutrition Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated in the accompanying prospectus by reference. Such consolidated financial statements and the related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

MEAD JOHNSON NUTRITION COMPANY

Debt Securities

        We may offer and sell from time to time our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer.

        Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and the supplement carefully before you invest.

        The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Investing in our securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2014.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires, references in this prospectus to "Mead Johnson," "we," "us" and "our" refer to Mead Johnson Nutrition Company and its subsidiaries, collectively.

AVAILABLE INFORMATION

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any of this information in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for fiscal year ended December 31, 2013.

  •
  Current Report on Form 8-K filed on February 28, 2014.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the debt securities shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. Current Reports on Form 8-K containing only disclosures furnished under Item 2.02 or Item 7.01 of Form 8-K are not incorporated by reference in this prospectus. Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all filings incorporated by reference in this prospectus. You may request a copy of these filings by writing or telephoning us at our principal executive offices: Mead Johnson Nutrition Company, 2701 Patriot Blvd., Glenview, Illinois 60026, Attention: Investor Relations Telephone Number (847) 832-2420.

 RATIO OF EARNINGS TO FIXED CHARGES

        Set forth below are our consolidated ratios of earnings to fixed charges for the fiscal years ended 2013, 2012, 2011, 2010 and 2009.

	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	12.9x	11.2x	11.7x	11.4x	6.8x

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for working capital and other general corporate purposes, which may include the repayment of our indebtedness outstanding from time to time.

DESCRIPTION OF OUR DEBT SECURITIES

        This section describes the general terms that will apply to any debt securities that we may offer in the future, to which a future prospectus supplement may relate. At the time that we offer debt securities, we will describe in the prospectus supplement that relates to that offering (1) the specific terms of the debt securities and (2) the extent to which the general terms described in this section apply to those debt securities.

        The debt securities are to be issued under an Indenture, dated as of November 1, 2009, by and between Mead Johnson Nutrition Company and The Bank of New York Mellon Trust Company, N.A., as trustee. A copy of the Indenture is included as an exhibit to the registration statement of which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the Indenture. Our discussion of Indenture provisions is not complete. You should read the Indenture for a more complete understanding of the provisions we describe.

General

        The Indenture provides that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. The debt securities will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding.

        Each prospectus supplement relating to a particular offering of debt securities will describe the specific terms of debt securities. Those specific terms will include the following:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities of a particular series;

  •
  whether any of the debt securities are to be issuable in permanent global form;

  •
  the date or dates on which the debt securities will mature;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;

  •
  the payment dates on which interest, if any, on the debt securities will be payable;

  •
  any mandatory or optional sinking fund or analogous provisions;

  •
  each office or agency where, subject to the terms of the Indenture, the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the Indenture, the debt securities may be presented for registration of transfer or exchange;

  •
  the date, if any, after which and the price or prices at which the debt securities may be redeemed, in whole or in part at the option of Mead Johnson or the holder of debt securities, or according to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

  •
  the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

  •
  the portion of the principal amount of the debt securities, if other than the principal amount, payable upon acceleration of maturity;

  •
  the person who shall be the security registrar for the debt securities, if other than the trustee, the person who shall be the initial paying agent and the person who shall be the depositary; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the Indenture.

        Except where specifically described in the applicable prospectus supplement, the Indenture does not contain any covenants designed to protect holders of the debt securities against a reduction in the creditworthiness of Mead Johnson in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the debt securities.

        We may issue debt securities as original issue discount securities to be sold at a substantial discount below their stated principal amounts. We will describe in the relevant prospectus supplement any special United States federal income tax considerations that may apply to debt securities issued at such an original issue discount. Special United States tax considerations applicable to any debt securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the debt securities will also be set forth in a prospectus supplement.

Certain Covenants

Limitation on Liens.

        The Indenture provides that we will not and we will not permit any Restricted Subsidiary to create, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on the capital stock of any Restricted Subsidiary unless:

  •
  we provide that the debt securities will be secured by such Lien equally and ratably with such other Debt; or

  •
  the aggregate amount of:

  •
  all of such secured Debt,

  •
  together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in "—Limitations on Sale and Lease-Back Transactions,"

does not exceed 15% of our Consolidated Net Tangible Assets.

        This limitation will not apply to any Debt secured by:

  •
  any Lien existing on the date of the Indenture;

  •
  any Lien in our favor or in favor of any Restricted Subsidiary;

  •
  any Lien existing on any asset of any entity at the time such entity becomes a Restricted Subsidiary or at the time such entity is merged or consolidated with or into us or a Restricted Subsidiary, as long as such Lien does not attach to any of our or our Restricted Subsidiaries' other assets;

  •
  any Lien on any asset which exists at the time of the acquisition of the asset;

  •
  any Lien on any asset or improvement to an asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Debt secured by any such Lien, together with all other Debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

  •
  any Lien incurred in connection with pollution control, industrial revenue or any similar financing; or

  •
  any extension, renewal, substitution or replacement of any of the Liens described under "—Limitations on Liens" if the principal amount of the Debt secured thereby is not increased and is not secured by any additional assets.

Limitations on Sale and Lease-Back Transactions.

        The Indenture provides that neither we nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

  •
  we or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased as described under "—Limitations on Liens"; or

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  within 180 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the greater of the net proceeds of the transaction and the fair market value of the property so leased to the retirement of Funded Debt, other than Funded Debt we were otherwise obligated to repay within such 180-day period.

Definitions.

        "Attributable Debt" means the present value, determined as set forth in the Indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

        "Consolidated Net Tangible Assets" means the total amount of our assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding liabilities that are extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Debt" means any notes, bonds, debentures or similar evidences of indebtedness for money borrowed.

        "Funded Debt" means all Debt which (i) has a final maturity, or a maturity renewable or extendable at the option of the issuer, more than one year after the date as of which Funded Debt is to be determined and (ii) ranks at least equally with the debt securities.

        "Lien" means any mortgage, pledge, security interest or other lien or encumbrance.

        "Principal Property" means, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Restricted Subsidiary, and in each case the net book value of which as of such date exceeds 2% of our Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, considered as one enterprise.

        "Restricted Subsidiary" means any subsidiary of ours which owns or leases a Principal Property.

        "Sale and Lease-Back Transactions" means any arrangement with any person providing for the leasing by us or a Restricted Subsidiary of any Principal Property that we or such Restricted Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Restricted Subsidiary.

Merger, Consolidation and Sale of Assets

        The Indenture provides that we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation organized and existing under the laws of the United States of America or any U.S. state, provided that the corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payment of the principal of (and premium, if any), any interest on and any additional amounts payable with respect to the debt securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by us.

Events of Default, Waiver and Notice

        An event of default with respect to any series of the debt securities is defined in the Indenture as being:

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  default in payment of any interest on or any additional amounts payable in respect of the debt securities of that series which remains uncured for a period of 30 days;

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  default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise;

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  our default in the performance or breach of any other covenant or warranty in respect of the debt securities of such series in the Indenture which shall not have been remedied for a period of 90 days after notice; and

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  the taking of certain actions by us or a court relating to our bankruptcy, insolvency or reorganization.

        The Indenture requires the trustee to give the holders of the debt securities notice of a default within 90 days unless the default is cured or waived. However, the Indenture provides that the trustee may withhold notice to the holders of the debt securities of any default with respect to any series of the debt securities (except in payment of principal of, or interest on, the debt securities) if the trustee in good faith determines that it is in the interest of the holders of the debt securities of such series to do so.

        The Indenture also provides that if an event of default (other than an event of default relating to our bankruptcy, insolvency or reorganization) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series then may declare the principal amount of all the debt securities of that series and interest accrued thereon, to be due and payable immediately.

        Upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the outstanding debt securities of such series (or of all series, as the case may be).

        If an event of default under the Indenture relating to our bankruptcy, insolvency or reorganization shall have occurred and is continuing, then the principal amount of all the outstanding debt securities will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series provided that such direction shall not be in conflict with any rule of law or the Indenture and shall not be unduly prejudicial to the holders not taking part in such direction. If an event of default occurs and is continuing, then the trustee may in its discretion (and subject to the rights of the holders to control remedies as described above) bring such judicial proceedings as the trustee shall deem necessary to protect and enforce the rights of the holders of the debt securities.

        The Indenture provides that no holder of the debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or trustee or for any other remedy thereunder unless:

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  that holder has previously given the trustee written notice of a continuing event of default;

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  the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee indemnity satisfactory to the trustee against costs, expenses and liabilities incurred in complying with such request; and

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  for 60 days after receipt of such notice, request and offer of indemnity, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

        Furthermore, no holder will be entitled to institute any such action if such action would disturb or prejudice the rights of other holders.

        However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. We are required to furnish to the trustee under the Indenture annually a statement as to performance or fulfillment of our obligations under the Indenture and as to any default in such performance or fulfillment.

Modification, Amendment and Waiver

        Together with the trustee, we may, when authorized by our board of directors, modify the Indenture without the consent of the holders of the debt securities for limited purposes, including, but not limited to, adding to our covenants or events of default, curing ambiguities or correcting any defective provisions.

        The Indenture provides that we and the trustee may modify and amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

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  change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, any debt security or change the redemption price;

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  reduce the principal amount of, or interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

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  impair the right to enforce any payment on or after the stated maturity or redemption date;

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  change the place or currency of any payment of principal or interest on any debt security;

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  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the Indenture;

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  reduce the percentage of outstanding debt securities necessary to waive any past default to less than a majority;

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  modify the provisions in the Indenture relating to adding provisions or changing or eliminating provisions of the Indenture or modifying rights of holders of debt securities to waive defaults under the Indenture; or

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  adversely affect the right to repayment of the debt securities at the option of the holders.

        Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to such series, waive past defaults under the Indenture.

Satisfaction and Discharge

        We may be discharged from our obligations under the Indenture when all of the debt securities not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and we deposit with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such debt securities.

Governing Law

        The Indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

The Trustee

        The Bank of New York Mellon Trust Company, N.A., serves as trustee under the Indenture.

Book-Entry Securities

        Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York and registered in the name of DTC or its nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Global notes are not exchangeable for definitive certificates except in the specific circumstances described below. For purposes of this prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of debt securities. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of such debt securities under the Indenture.

        Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the Indenture.

        Except as set forth below, a Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us that it is:

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  a limited-purpose trust company organized under New York Banking Law;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants ("Direct Participants") deposit with DTC and facilitates the post-trade settlement of transactions among Direct Participants in such securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTTC"). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the Direct and Indirect Participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to such debt securities unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to Mead Johnson as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities of the series are credited on the record date (identified in the listing attached to the omnibus proxy).

        Principal and interest payments, if any, on the debt securities will be made to Cede & Co, as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from Mead Johnson or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, Mead Johnson or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to Direct Participants is DTC's responsibility. Disbursements of payments to beneficial owners are the responsibility of Direct and Indirect Participants.

        In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the Direct Participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's DTC account.

        We obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        If at any time DTC or any successor depository for the debt securities of any series notifies us that it is unwilling or unable to continue as the depository for the debt securities of such series, or if at any time DTC or such successor depository shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, we will be obligated to appoint another depository for the debt securities of such series. If another depository is not appointed by us within 90 days after we receive such notice, definitive certificates will be issued in exchange for the Global Note representing the debt securities of that series.

        We may at any time in our sole discretion determine that the debt securities of any series shall no longer be represented by the Global Note, in which case definitive certificates will be issued in exchange for the Global Note representing the debt securities of that series.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of Mead Johnson Nutrition Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the debt securities offered by this prospectus will be passed upon by Mayer Brown LLP, Chicago, Illinois, on behalf of the Company.